Exhibit 12

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the Class ‘A’ Ordinary Shares, par value U.S.0.0109 per share, of Trinity Biotech plc, a company organized under the laws of Ireland. Each of them is responsible for the timely filing of such filings and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party. This Joint Filing Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

Dated: January 2, 2024

MiCo IVD Holdings, LLC

By:	/s/ Park Heejo
Name:	Park Heejoo
Title:	President and CEO

Mainstream Holdings, Ltd.

By:	/s/ Kim Chang-hee
Name:	Kim Chang-hee
Title:	Managing Director

Mainstream New Growth No. 1 Private Equity Fund

By:	/s/ Kim Chang-hee
Name:	New Main Equity Co. Ltd. (by Kim Chang-hee, Managing Director)
Title:	General Partner

New Main Equity Co., Ltd.

By:	/s/ Kim Chang-hee
Name:	Kim Chang-hee
Title:	Managing Director

/s/ Kim Chang-hee
Kim Chang-hee